CLEVELAND-CLIFFS INC

NEWS RELEASE

Cleveland-Cliffs Names Brlas Chief Financial Officer and Treasurer

Cleveland, OH—November 27, 2006–Cleveland-Cliffs Inc (Cliffs) (NYSE: CLF) today announced the appointment of Laurie Brlas as Senior Vice President-Chief Financial Officer and Treasurer, effective December 11, 2006. Brlas replaces acting CFO Donald J. Gallagher, who recently assumed the position of President-North American Iron Ore.

Brlas comes to Cliffs having served as Senior Vice President, Chief Financial Officer of STERIS Corporation (NYSE: STE) from 2000 to the present. Prior to that, she was with Officemax for five years, most recently as Senior Vice President and Controller.

Brlas has had an extensive accounting and financial career spanning more than 20 years. A graduate of Youngstown State University, she brings a distinguished list of honors and awards to her new role at Cleveland-Cliffs, including the honor of being named Ohio Financial Executive of the Year in 1997 by the Institute of Management Accountants.

On the announcement, Chief Executive Officer Joseph A. Carrabba commented: “We are very pleased to welcome Laurie to Cliffs. She has an impressive track record with hands-on experience in a wide variety of roles at other publicly traded global companies. We look forward to Laurie joining us and feel she will make an excellent addition to our management team.”

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. The many factors and risks that may cause such predictive statements to turn out differently are set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc
CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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